                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          CNA Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          CNA Financial Corporation
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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1Set forth the amount on which the filing fee is calculated and state how it was determined.

                           CNA FINANCIAL CORPORATION
           ADMINISTRATIVE OFFICES: CNA PLAZA, CHICAGO, ILLINOIS 60685
                                ---------------

                                PROXY STATEMENT
                         ANNUAL MEETING -- MAY 1, 1996

     The Board of Directors of CNA Financial Corporation ("CNA" or the "Company") submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

     The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

     Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder's specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors' recommendations. The approximate date of mailing of this Proxy Statement is March 29, 1996.

     On March 12, 1996, the Company had outstanding 61,798,262 shares of common stock ("Common Stock"). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 12, 1996 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

     In accordance with the Company's by-laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eleven nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes") will not be counted. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

PRINCIPAL SHAREHOLDERS

     The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock. Except as noted below, each such entity has sole voting and investment power with respect to the shares set forth.

         NAME AND ADDRESS OF BENEFICIAL OWNER             AMOUNT BENEFICIALLY OWNED    PERCENT OF CLASS
-------------------------------------------------------   -------------------------    ----------------
Loews Corporation ("Loews")............................           51,994,360                 84.1%
667 Madison Avenue
New York, New York 10021
The Equitable Companies Incorporated...................            3,533,367                  5.7%
("Equitable")(1)
787 Seventh Avenue
New York, New York 10019

---------------
(1) This information is as of December 31, 1995 and is based on a report filed with the Securities and Exchange Commission. According to the report the shares were acquired for investment purposes and may be deemed to be beneficially owned by certain subsidiaries of Equitable. Equitable states in such report that it may be deemed to have sole voting and dispositive power with respect to the 3,533,367 shares. The report states that it has been filed jointly on behalf of AXA, and five French mutual insurance companies, as a group, as parent holding companies.

     Since Loews holds more than a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews intends to vote FOR the election of management's nominees for the Board of Directors', FOR approval of the Incentive Compensation Plan for Certain Executive Officers and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

DIRECTOR AND OFFICER HOLDINGS

     The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below, and by all Executive Officers and Directors of the Company as a group as of February 23, 1996, based on data furnished by them.

                                                              SHARES OF THE COMPANY'S
                                                                   COMMON STOCK
                                 NAME                           BENEFICIALLY OWNED
            -----------------------------------------------   -----------------------
            Antoinette Cook Bush...........................                0
            Dennis H. Chookaszian..........................            1,000(a)
            Philip L. Engel................................              400
            Robert P. Gwinn................................              307
            Jack Kettler...................................                0
            Carolyn L. Murphy..............................            1,159
            Edward J. Noha.................................              450(a)
            Joseph Rosenberg...............................            2,000
            Richard L. Thomas..............................            1,700(b)
            James S. Tisch.................................                0(a)
            Laurence A. Tisch..............................                0(c)
            Preston R. Tisch...............................                0(c)
            Marvin Zonis...................................                0
            All Officers and Directors as a group
              (24 persons including those listed above)....            7,116

---------------
     Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see "Principal Shareholders" above.

     (a) James S. Tisch owns 80,000 shares of Loews Common Stock which is less than 1% of the outstanding stock of Loews. He is the son of Laurence A. Tisch. Dennis H. Chookaszian owns 2,000 shares of Loews Common Stock. Edward J. Noha owns 750 shares of Loews Common Stock.

     (b) Mr. Thomas' wife owns 1,100 shares of CNA Common Stock and 3,000 shares of Loews Common Stock in which he disclaims any beneficial interest. Mr. Thomas owns 3,000 shares of Loews Common Stock.

     (c) Laurence A. Tisch, and his brother, Preston R. Tisch, are the beneficial owners of an aggregate of approximately 32% of the outstanding stock of Loews.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The By-Laws provide that the number of Directors which shall constitute the whole Board shall be eleven. The Directors shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next annual meeting of Stockholders and until his successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the eleven nominees hereinafter named. All Directors, except Joseph Rosenberg, were elected at the last Annual Meeting of Stockholders. Mr. Rosenberg was elected to the Board in August of 1995.

     Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

     Set forth below is the name, principal occupation and business experience during the past five years and certain other information for each nominee.

     ANTOINETTE COOK BUSH, Partner, Skadden, Arps, Slate, Meagher & Flom, Washington, D. C. since 1993. Ms. Bush was Senior Counsel of the United States Senate Committee on Commerce, Science and Transportation-Majority Staff from January 1991 to October 1993. She was Staff Counsel of the Committee from March 1987 to December 1990. She has been a Director since 1993. She is a member of the Executive, Finance and Audit Committees and Chairperson of the Incentive Compensation Committee. Age 39.

     DENNIS H. CHOOKASZIAN, Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies since September 1992. From November 1990 to September 1992, Mr. Chookaszian was President and Chief Operating Officer of the CNA Insurance Companies. Prior thereto, he was Vice President and Controller of the Company and its insurance subsidiaries since 1975. He serves on the board of Loews. He serves on the Executive and Finance Committees. Mr. Chookaszian has served as a Director since 1990. Age 52.

     PHILIP L. ENGEL, President of the CNA Insurance Companies since September 1992. From November 1990 until September 1992 he was Executive Vice President of the CNA Insurance Companies. Prior thereto, Mr. Engel had been a Vice President of the CNA Insurance Companies since 1977. He serves on the Executive and Finance Committees. Mr. Engel has served as a Director since 1992. Age 55.

     ROBERT P. GWINN, Retired Chairman of the Board and Chief Executive Officer of Encyclopaedia Britannica. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Mr. Gwinn has served as a Director since 1967. Age 88.

     EDWARD J. NOHA, Chairman of the Board of CNA since September 1992. Prior to that time and since February 1975, Mr. Noha was Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies. Mr. Noha serves on the board of Loews and Eagle Finance Corp. He is a member of the Executive and Finance Committees. Mr. Noha has served as a Director since 1975. Age 68.

     JOSEPH ROSENBERG, Senior Investment Strategist of Loews since 1995. Prior to that, he was Chief Investment Officer of Loews since August, 1973. He serves on the Finance and Executive Committees. He has been a Director since August, 1995. Age 63.

     RICHARD L. THOMAS, Chairman of the Board of The First National Bank of Chicago ("FNBC") and First Chicago NBD Corporation. He was Chief Executive Officer of FNBC and First Chicago Corporation (the predecessor of First Chicago NBD Corporation) from April 1992 through December 1995. He also serves on the board of Sara Lee Corporation. He serves on the Finance and Executive Committees and is Chairman of the Audit Committee. Mr. Thomas has served as a Director since 1970. Age 65.

     JAMES S. TISCH, President and Chief Operating Officer of Loews since October 1994. Prior to that, he was Executive Vice President of Loews. He is a Director of Loews, Gillett Holdings, Inc. and Diamond Offshore Drilling, Inc. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 43.

     LAURENCE A. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews. He is the Chief Executive Officer of CNA. He is a director of Automatic Data Processing, Inc., Bulova Corporation ("Bulova") and Federated Department Stores, Inc. and was President, Chief Executive Officer and Director of CBS Inc. ("CBS") until November 1995. Mr. Tisch has served as a Director since 1974. He serves on the Executive and Finance Committees. Age 73.

     PRESTON R. TISCH, Co-Chairman of the Board and Co-Chief Executive Officer of Loews. Prior to October 1994, he was President and Co-Chief Executive Officer of Loews since March 1988. He was Postmaster General of the United States from August 1986 to February 1988. Prior thereto he had served as President and Chief Operating Officer of Loews since 1969 and a Director since 1960. He is a director of Bulova, Hasbro, Inc., and Rite Aid Corporation. Mr. Tisch served as a Director of CNA from 1974 to 1986 and was reelected a Director in May of 1988. He is Chairman of the Executive Committee and serves on the Finance Committee. Age 69.

     MARVIN ZONIS, Professor of international political economy at the Graduate School of Business at the University of Chicago since 1989. He has been a Director since 1993. He is a member of the Incentive Compensation, Executive, Finance and Audit Committees. Age 59.

COMMITTEES AND MEETINGS

     The Company has an Audit, Incentive Compensation, Executive and Finance Committee.

     The Audit Committee is a standing committee and is charged with the responsibility of administering corporate policy in matters of accounting and control. The Audit Committee functions as the liaison with the Company's independent auditors. In addition, the Board of Directors has established an Incentive Compensation Committee for the purpose of administering the proposed Incentive Compensation Plan for Certain Executive Officers. See "Approval of Incentive Compensation Plan for Certain Executive Officers (Proposal No. 2)" below (the "Incentive Compensation Plan").

     The Board of Directors met four times in 1995. The Finance Committee met four times and the Audit Committee met two times in 1995. All of the current Directors attended at least 75% of the Board and Finance Committee meetings. All of the Audit Committee members except Antoinette Cook Bush attended at least 75% or both of the Audit Committee meetings.

DIRECTOR COMPENSATION

     CNA directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 1995 of $20,000. In addition, members of committees received the following annual retainers: Finance $3,000; Executive $3,000; Incentive Compensation Committee $1,000 and Audit

$1,500. Messrs. Chookaszian and Engel, as employees of CNA, do not receive director retainer fees. Directors are reimbursed for necessary and reasonable travel expenses incurred in attending meetings.

     Pursuant to a Continuing Service Agreement with CNA, expiring on September 20, 2002, Mr. Noha (or his estate in the event of his death) is paid a fee at the rate of $1,570,000 per annum reduced by the retirement benefits payable to Mr. Noha under his Employment Agreement and CNA's Retirement Plan and Supplemental Retirement Plan. During the last fiscal year, services provided by Mr. Noha under this Agreement consisted of providing the assistance and advice as delineated in the Agreement and promoting and assisting the Company with respect to its position in the Chicago business community. In this regard, Mr. Noha served as a member of numerous organizations including the Chicago Manufacturing Center, the Illinois Business Roundtable and Chairman of the Economic Development Commission of the City of Chicago.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and the four most highly compensated Executive Officers of the Company as of December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                                          --------------------          ALL OTHER
          NAME AND PRINCIPAL POSITION             YEAR     SALARY       BONUS        COMPENSATION(G)
-----------------------------------------------   ----    ---------    -------       ----------------
Laurence A. Tisch (a)..........................   1995           --         --           $ 26,000(h)
  Chief Executive Officer of                      1994           --         --             26,000(h)
  CNA Financial Corporation                       1993           --         --             21,500(h)

Dennis H. Chookaszian..........................   1995    1,593,027         --             66,587
  Chairman of the Board                           1994    1,242,091         --             51,939
  Chief Executive Officer                         1993    1,132,716    350,000(e)(f)       51,984
  CNA Insurance Companies

Philip L. Engel................................   1995      962,587         --             40,429
  President                                       1994      825,539         --             34,661
  CNA Insurance Companies                         1993      760,171     90,000(e)          36,397

Carolyn L. Murphy..............................   1995      562,307    206,000(b)          23,100
  Senior Vice President                           1994      558,333    173,000(c)          23,380
  CNA Insurance Companies                         1993      528,333    180,000(e)          22,190

Jack Kettler...................................   1995      486,752    317,000(b)(d)      287,850(i)
  Senior Vice President                           1994      266,309    100,000(d)         118,452(i)
  CNA Insurance Companies                         1993          n/a        n/a                n/a

---------------
(a) Mr. Tisch does not receive a salary from the Company. CNA reimburses Loews for the services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under "Certain Transactions" below. The reimbursement for 1995, 1994 and 1993 included $82,418, $57,693 and $54,396, respectively, in relation to Mr. Tisch's services to CNA.

(b) Represents amounts earned for the year 1995 (paid in March of 1996), under the Annual Incentive Bonus Plan for Officers as hereinafter described.

(c) Represents amounts earned for the year 1994 (paid in March of 1995), under the Annual Incentive Bonus Plan for Officers as hereinafter described.

(d) Includes employee signing bonus of $100,000 paid in 1995 and 1994.

(e) Represents amounts awarded under the Long Term Award Plan. The Long Term Award Program was instituted in 1990 to provide cash awards to key executives in recognition of individual performance and contribution to long term results. Awards were made on a discretionary basis and were approved by the Chairman and Chief Executive Officer of the CNA Insurance Companies. The amounts shown include both the 1992 and 1993 Awards granted in April 1993 and December 1993, respectively. The Awards granted to Messrs. Chookaszian and Engel recognized services rendered prior to October 1, 1992. These and all previously awarded but unpaid amounts were paid in 1993 when the Plan was terminated.

(f) Includes a $250,000 bonus paid to Mr. Chookaszian in 1993.

(g) Represents amounts contributed or accrued for 1995, 1994 and 1993 for the named officers under the Company's savings plan and related supplemental savings plan.

(h) Represents director's fees paid to Mr. Tisch in 1995, 1994 and 1993. No contributions are made to the Company's savings plan or related supplemental savings plan on behalf of Mr. Tisch.

(i) Includes $267,900 and $106,604 of relocation expenses paid in 1995 and 1994, respectively.

EMPLOYMENT CONTRACTS

     The Company is party to employment agreements (the "Agreements") with each of Dennis H. Chookaszian and Philip L. Engel. The Agreements are for a three-year term at an annual Base Salary of $950,000 for Mr. Chookaszian and $800,000 for Mr. Engel. The Agreements contemplate the adoption by the Board of an Incentive Compensation Plan (the "Plan") which will provide Mr. Chookaszian and Mr. Engel with an opportunity to earn bonuses based on performance and attainment of specified corporate goals. In all other respects, the agreements contain substantially the same terms as prior agreements as approved by the Board in February of 1992.

     The Incentive Compensation Committee has granted Mr. Chookaszian and Mr. Engel, subject to shareholder approval of the Incentive Compensation Plan, allocations under the Incentive Compensation Plan entitling each of them to awards thereunder of a maximum of $1,450,000, $1,650,000, and $1,850,000 for Mr. Chookaszian and $400,000, $500,000, and $600,000 for Mr. Engel for the years 1996, 1997 and 1998 respectively. The actual awards to Messrs. Chookaszian and Engel would be subject to the attainment of specific performance goals in relation to after-tax income of the Company, excluding realized investment gains and losses.

     Each of the Agreements requires the Company to provide long-term disability coverage and permits the employee to participate in other benefit programs offered by the Company to its employees. In the event of death or disability, the employee is entitled to be paid the Base Salary to the end of the month in which such death or disability occurs and a prorated amount based on assumed attainment of the incentive compensation in effect at the time. The employee may also participate in the Qualified and Supplemental Savings Plan established by the Company wherein the Company pays a matching percentage of 70% of the first 6% of the employee's contributions. This matching amount, the employee's contributions, if any, and any incentive compensation is included in the computation of pensionable earnings under the Company's retirement plans.

     The Company may terminate the employment of the employee without cause at any time, in which event the Company is required to continue to make payments to the employee for a period of three years from the date of termination at a fixed rate based on Base Salary and the incentive compensation in effect at the time of such termination. Each Agreement contemplates negotiation of a renewal for an additional three year period at the expiration of the term on December 31, 1998, and provide that if the Company shall not have offered in writing by March 1, 1999 to renew the Agreement at the Base Salary with an opportunity to earn annual incentive compensation of not less than $1,850,000 in the case of Mr. Chookaszian, and $600,000 in the case of Mr. Engel, and on substantially the same terms otherwise as the expiring agreement, then the employment of the employee shall be considered terminated by the Company as of March 31, 1999, and he shall be entitled to termination pay for a period of three years at an annual rate of $2,800,000 in the case of Mr. Chookaszian, and $1,400,000 in the case of Mr. Engel. Should the Company have so offered to renew the Agreement and the employee not have accepted such renewal prior to March 31, 1999, then such termination payments shall not be required.

RETIREMENT PLANS

     CNA provides funded, tax qualified, non-contributory retirement plans for all salaried employees, including executive officers (the "Retirement Plans") and an unfunded, non-qualified, non-contributory benefits equalization plan (the "Supplemental Retirement Plan") which provides for the accrual and payment of benefits which are not available under tax qualified plans such as the Retirement Plans. The following description of the Retirement Plans gives effect to benefits provided under the Supplemental Retirement Plan.

     The Retirement Plans provide for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with CNA). Compensation under the Retirement Plans consists of salary paid by the Company and its subsidiaries included under "Salary" and "Bonus" in the Summary Compensation Table above. The following table shows estimated annual benefits payable upon retirement under the Retirement Plans for various compensation levels and years of credited service, based upon normal retirement in 1995 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plans also allow the participant to elect payment to be made in a Joint and Contingent (or Survivor) Annuitant form where the Contingent (or Survivor) Annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.

                               PENSION PLAN TABLE

                           NORMAL RETIREMENT IN 1995
                          ESTIMATED ANNUAL PENSION FOR
                    REPRESENTATIVE YEARS OF CREDITED SERVICE

  AVERAGE
   ANNUAL
COMPENSATION                        15             20             25             30             35
------------                     --------       --------       --------       --------       --------
 $ 400,000...................    $116,855       $155,807       $194,758       $207,044       $219,330
 $ 500,000....................   $146,855       $195,807       $244,758       $260,378       $275,997
 $ 600,000....................   $176,855       $235,807       $294,758       $313,711       $332,664
 $ 700,000....................   $206,855       $275,807       $344,758       $367,045       $389,331
 $ 800,000....................   $236,855       $315,807       $394,758       $420,378       $445,998
 $ 900,000....................   $266,855       $355,807       $444,758       $473,712       $502,665
 $1,000,000...................   $296,855       $395,807       $494,758       $527,045       $559,332
 $1,100,000...................   $326,855       $435,807       $544,758       $580,379       $615,999
 $1,200,000...................   $356,855       $475,807       $594,758       $633,712       $672,666
 $1,300,000...................   $386,855       $515,807       $644,758       $687,046       $729,333

     The amounts in the table reflect deductions for estimated Social Security payments.

     Mr. Chookaszian, Mr. Engel, Ms. Murphy and Mr. Kettler have 20, 30, 18 and 2 years of credited service, respectively.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

CERTAIN EXECUTIVE OFFICERS

     The Board of Directors believes that the future success of the Company and its subsidiaries is dependent upon the quality of management, and that compensation programs are important in attracting and retaining individuals of superior ability and motivating their efforts on behalf of the Company and its business interests.

     Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid by a publicly-held corporation to the five of its most highly compensated executive officers during any year which may be deductible for federal income tax purposes is limited to $1,000,000 per person per year except that compensation which is "qualified performance-based compensation" will be deductible.

     To the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, on February 14, 1996, the Board of Directors adopted, effective January 1, 1996 and subject to shareholder approval, the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the "Plan"), which is designed to qualify the amounts paid from time to time thereunder to certain of the Corporation's Executive Officers as "qualified performance-based compensation" under Section 162(m) of the Code. See "Approval of Incentive Compensation Plan for Certain Executive Officers (Proposal No. 2)," below.

GENERAL

     The Company's compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA's standards of quality and value-added customer service. It is CNA's objective to have a compensation policy which is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that rewards individuals with respect to attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company's long term success.

     The Chairman and Chief Executive Officer of the CNA Insurance Companies establishes the compensation for the other executives following a systematic process to establish an annual salary plan for the Company's senior executives. He is assisted in developing the plan by the Company's Human Resources staff. The plan is based on insurance industry, general industry and nationally published and customized surveys of total annual compensation (salary plus incentive bonus payments). Such surveys include large financial, manufacturing and service organizations. Three of such surveys include two of the four companies included in the Standard & Poor's Multi-Line Insurers Index (see "Stock Price Performance Graph" below). These companies represent the organizations with which CNA competes for talent. This information, in conjunction with performance judgments as to past and expected future contributions of the individual executive, is used to develop an annual salary plan. The objective of CNA's plan is to set base salary levels to be competitive with the average total annual compensation (base salary plus incentive bonus payments) levels reported in the surveys. In addition, the Human Resources staff periodically reviews with independent compensation consultants the overall competitiveness of the salary plan. Because CNA uses this market pricing approach to determine appropriate executive pay levels, CNA does not use formal salary ranges, with attendant minimums, midpoints and maximums to determine pay levels or annual increase amounts. Generally, the actual total annual compensation level for executive officers for the last fiscal year was consistent with the policy. On an individual basis the actual total annual compensation may be greater or less than the total annual compensation reported in the surveys as incentive bonus payments for survey companies fluctuate from year to year based on business results.

     The Company has adopted an Annual Incentive Bonus Plan for all officers other than certain executive officers who are eligible to participate in the Incentive Compensation Plan for Certain Executive Officers. The awards for the Annual Incentive Bonus Plan are determined by performance compared to pre-set goals in three categories: Corporate Goals; Shared Goals; and Individual Goals. Participants have a minimum of 20% of their incentive compensation based on the Corporate Goal and the remainder based on the other two goals. Generally, the pre-set goals have been developed to be quantifiable or definable to the extent possible. Final approval of bonus payments are made by the Chief Executive Officer of the CNA Insurance Companies with input from the President and with respect to the Corporate Goal, the Chief Financial Officer. The Company reserves the right to make discretionary changes to the award amounts and reserves the right to eliminate these bonuses, uniformly, due to extreme adverse financial conditions.

     As noted in the Summary Compensation Table, Laurence A. Tisch, the Company's Chief Executive Officer, does not receive compensation from the Company. Mr. Tisch is compensated by Loews, of which he is Chairman of the Board and Co-Chief Executive Officer. CNA reimburses Loews for services of Mr. Tisch and other officers and executives of Loews pursuant to the Services Agreement described under "Certain Transactions," below.

By the Board of Directors:                Antoinette Cook Bush        Richard L. Thomas
                                          Dennis H. Chookaszian       James S. Tisch
                                          Philip L. Engel             Laurence A. Tisch
                                          Robert P. Gwinn             Preston R. Tisch
                                          Edward J. Noha              Marvin Zonis
                                          Joseph Rosenberg

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. L. A. Tisch, D. H. Chookaszian, and P. L. Engel, each of whom are Directors of the Company, also serve as officers of the Company or its subsidiaries. In addition, Mr. Noha, a Director of the Company, formerly served as an officer of the Company or its subsidiaries. Mr. L. A. Tisch, Director and Chief Executive Officer of the Company, also serves as a Director and Co-Chief Executive Officer of Loews. See "Certain Transactions," below, for information with respect to transactions between the Company and its subsidiaries, and certain individuals and entities with which they are affiliated.

                              CERTAIN TRANSACTIONS

     During 1995 CNA paid FNBC $622,417 for various trust and banking services, including services as transfer agent and registrar for the Company's Common Stock. FNBC and certain affiliates paid premiums, at standard rates, and administrative service fees to Continental Casualty Company and Continental Assurance Company and their subsidiaries aggregating approximately $1,913,520 (of which $357,545 represented contributions by employees) in 1995. FNBC paid approximately $2,435,139 to Continental Casualty Company for various insurance coverages and bonds, including prepayment of several policies in effect until 1998.

     Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975 CNA entered into a management services agreement (the "Services Agreement") with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA's Audit Committee. The last such review took place in February 1996 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $210,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement CNA reimbursed Loews $1,680,000 for services performed during 1995, and $29,000 for travel and similar expenses incurred during that period. During 1995 Loews paid premiums on insurance and administrative services to the CNA Insurance Companies at standard rates aggregating approximately $5,315,346.

     In January 1980 the Loews ownership of the voting securities of CNA exceeded 80% which required the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews for 1980 and subsequent years. In February 1980, following approval by CNA's Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement which provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax which would have been payable by CNA if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days' prior written notice. In 1995, the inclusion of CNA and its eligible subsidiaries in the consolidated federal tax return of Loews resulted in increased federal income tax liability for Loews. Accordingly, CNA has paid approximately $35 million in 1995 to Loews under the tax allocation agreement.

     CNA has also reimbursed to Loews approximately $7,340,000 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred by Loews during 1995 in maintaining investment facilities and services for CNA.

     From time to time insurance subsidiaries of CNA have made media expenditures for advertising on CBS owned and affiliated stations. Such expenditures aggregated approximately $2,556,375 during 1995. In 1990 CBS selected, pursuant to a competitive bidding process, CNA to be the carrier for a basic and supplemental group life insurance program for both active employees and retirees. In 1995 premiums paid to CNA for this program were $2,649,310 for active employees and $554,086 for retirees. Also, CBS paid premiums to insurance subsidiaries of CNA in the amount of $138,484 in 1995 for certain property and casualty insurance coverage and surety bonds. In 1995, CNA provided CBS with group long-term care insurance, the full cost (aggregating approximately $259,432 in premium) of which was paid by participants. CNA also provides CBS with Group Long Term Disability and Accidental Death and Dismemberment insurance. Total premium paid for these policies in 1995 was $379,071. Loews owned approximately 18% of the common stock of CBS until November 1995.

     In 1994, a $335,000 loan (pending sale of his Ohio residence) and a $1,340,000 guaranty (both of which were fully secured) were given by the Company to Jack Kettler, an Executive Officer of the Company, to assist him with relocation costs. The loan was fully satisfied in 1995.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the total return of the Company's common stock, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Multi-Line Insurance Index for the five years ended December 31, 1995. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 on December 31, 1990 and that dividends were reinvested.

      Measurement Period            CNA FI-       S&P 500 IN-     MULTI- LINE
    (Fiscal Year Covered)        NANCIAL CORP         DEX          INSURANCE
90                                      100.00          100.00          100.00
91                                      142.81          130.47          133.46
92                                      142.81          140.41          152.35
93                                      112.93          154.56          170.38
94                                       94.54          156.60          179.22
95                                      165.39          215.45          263.44

           INCENTIVE COMPENSATION PLAN FOR CERTAIN EXECUTIVE OFFICERS
                                (PROPOSAL NO. 2)

     Under Section 162(m) of the Internal Revenue Code and certain regulations thereunder (together "the Code") the amount of compensation paid by a publicly-held corporation to the five of its most highly compensated executive officers during any year which may be deductible for federal income tax purposes is limited to $1,000,000 per person per year except that compensation which is "qualified performance-based compensation" will be deductible.

     As stated above, to the extent the Company's compensation policy can be implemented in a manner which maximizes the deductibility of such compensation paid by the Company, the Board of Directors will seek to do so. Accordingly, on February 14, 1996, the Board of Directors adopted, effective January 1, 1996 and subject to shareholder approval, the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the "Incentive Compensation Plan" or the "Plan"), which is designed to qualify the amounts paid from time to time thereunder to certain of the Corporation's Executive Officers as "qualified performance-based compensation" under Section 162(m) of the Code.

     The following summary of the material terms of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

     The purpose of the Plan is to provide a means of rewarding certain Executive Officers of the Company who have contributed to the profitability of the Company in a manner which permits such compensation to be deductible by the Company or any of its subsidiaries for federal income tax purposes. The administration of the Plan is vested in the Incentive Compensation Committee of the Company's Board of Directors ("the Committee"). Under the Plan, each member of the Committee is required to qualify as an "outside director" as that term is used in Section 162(m) of the Code.

     All Executive Officers of the Company at or above the level of an Executive Vice President (of which there are presently two) are eligible to participate in the Plan. No other employees of the Company nor members of the Incentive Compensation Committee are eligible for awards under the Plan. Within the first 90 days of each calendar year (the "Designation Period"), the Committee may designate one or more such executive officers of the Corporation (each, a "Participant") who will participate in the Plan for specified performance periods.

     The period as to which awards may be made under the Plan will generally be the twelve-month period ending on December 31 (each such period, a "Performance Period"). The Committee may designate participants for future Performance Period awards, not to exceed three such periods (a "Multiple Award Period").

     Within the Designation Period, the Committee will allocate in writing, on behalf of each Participant, a percentage of the consolidated after-tax net income (not loss) of the Company and its subsidiaries excluding realized investment gains and losses ("Net Income") for such Performance Period on which such Participant's award will be based. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee will allocate in writing, on behalf of each Participant, a percentage of Net Income for each of the Performance Periods in the Multiple Award Period, or, in the alternative an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned percentages of Net Income for the then current and the subsequent Performance Periods included in the Multiple Award Period. The Committee may in its discretion make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes such Performance

Period, provided that this is done in writing prior to the end of the Designation Period for such Performance Period.

     Because the amount of awards under the Plan is based upon Net Income, the amount of any awards that may be payable to participants cannot currently be determined. However, under the Plan, the Committee will set a maximum amount payable for each Participant which shall not exceed $3,000,000 per year. Based upon the performance goals and maximum award amounts set by the Committee for the 1996 Performance Period, if the Plan had been in effect during 1995, the maximum amount that could have been paid thereunder to any Participant would have been $1,450,000.

     Following the completion of each Performance Period, the Committee will certify in writing (i) the amount, if any, of Net Income for such Performance Period and (ii) the bonus awards payable to the Participants. Each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award.

     At the discretion of the Committee, any Participant, subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

     If any participant in the Plan ceases to be employed by the Company or its subsidiaries prior to the end of a relevant Performance Period other than due to retirement under any retirement plan maintained by the Company or any of its subsidiaries under which such Participant is covered ("Retirement"), such Participant will not be eligible to receive a bonus award for such Performance Period in which such termination of employment occurs. Participants who cease to be employed by the Company or its subsidiaries prior to the end of a relevant Performance Period due to Retirement shall receive a bonus award which is prorated to the date of cessation of employment.

     The Committee may amend the Plan at any time, provided that such changes may be made consistent with the provisions of the Code without adversely affecting the ability of the Company to deduct the compensation which may be paid pursuant to the Plan for federal income tax purposes and, provided, further, that no amendment that requires shareholder approval under the Code may be made without such approval. The Board of Directors may terminate the Plan at any time.

     In order for the compensation payable pursuant to the Plan to constitute "qualified performance-based compensation" under the Code, the material terms of the Plan must be approved by the affirmative vote of a majority of the votes cast at the meeting on this proposal by the holders of the shares of Common Stock of the Company entitled to vote thereat. No awards will be effective under the Plan unless such approval is obtained.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 2 TO APPROVE THE PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 3)

     Deloitte & Touche LLP was CNA's independent auditing firm for the fiscal year 1995 and has been recommended by the Audit Committee to perform the audit for the 1996 fiscal year. This recommendation was accepted and approved by the Board of Directors, subject to ratification by the Stockholders. Deloitte & Touche LLP and a predecessor firm (Touche Ross & Co.) have served as the Company's independent auditors since 1976. The Board of Directors recommends that the appointment of Deloitte & Touche LLP be ratified by the Stockholders. If the appointment of the firm of Deloitte & Touche LLP is not approved or if that firm shall decline to act or their employment be otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be extended the opportunity to make a statement if they so desire and will respond to appropriate questions raised at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 3.

                                 OTHER MATTERS

     The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

     The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out of pocket expenses and reasonable clerical expenses.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholder proposals for inclusion in proxy materials for the 1997 Annual Meeting should be addressed to the Company's Senior Vice President, Secretary and General Counsel, CNA Plaza, 43S, Chicago, Illinois 60685, and must be received before November 29, 1996.

                                           By order of the Board of Directors,

                                                     DONALD M. LOWRY
                                             Senior Vice President, Secretary
                                                   and General Counsel

Chicago, Illinois
March 29, 1996

                                                                       EXHIBIT A

                         THE CNA FINANCIAL CORPORATION
                          INCENTIVE COMPENSATION PLAN
                         FOR CERTAIN EXECUTIVE OFFICERS

1. PURPOSE OF THE PLAN

     The purpose of the CNA Financial Corporation ("CNA" or "the Corporation") Incentive Compensation Plan for Certain Executive Officers (the "Plan"), is to provide a means of rewarding certain executive officers of the CNA companies with compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their contributions to the overall long term enhancement of the value of the Corporation in a manner which permits such compensation to be deductible for federal income tax purposes.

2. ADMINISTRATION OF THE PLAN

     The administration of this Plan shall be vested in the Incentive Compensation Committee of the Board, or such other committee of such Board of Directors which shall succeed to the functions and responsibilities, in whole or in part, of said Incentive Compensation Committee (the "Committee") which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as "outside directors" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder or as may from time to time be in effect (the "Regulations")).

3. PARTICIPATION IN THE PLAN

     All executive officers of CNA at or above the Executive Vice President level shall be eligible to participate in the Plan. Within the period specified in the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the "Designation Period"), the Committee may designate one or more such executive officers of the Corporation (each, a "Participant") who shall participate in the Plan for the Performance Period or the Multiple Award Period (as those terms are defined in Section 6 below).

4. PERFORMANCE GOALS

     Prior to the end of the Designation Period for a Performance Period, the Committee shall designate in writing a percentage of the consolidated after-tax net income (not loss) of the Corporation and its subsidiaries excluding realized investment gains and losses ("Net Income") for such Performance Period. In the event of a Multiple Award Period, prior to the end of the Designation Period for the first Performance Period in the Multiple Award Period the Committee shall designate a percentage of Net Income for each of the subsequent Performance Periods in the Multiple Award Period. The percentage for a subsequent Performance Period may be increased at any time prior to the end of the Designation Period for such Performance Period.

5. AWARDS TO PARTICIPANTS

     Prior to the end of the Designation Period for a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, a percentage of Net Income on which such Participant's award will be based. In the event of a Multiple Award Period, prior to the end of the first Designation

Period for all included Performance Periods the Committee shall allocate in writing, on behalf of each Participant, a percentage of Net Income for each of the Performance Periods in the Multiple Award Period, or, in the alternative an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned percentages of Net Income for the then current and the later Performance Periods included in the Multiple Award Period. The Committee may in its discretion make an award for a Performance Period to a Participant who has received an award for a Multiple Award Period which includes such Performance Period, provided that this is done in writing prior to the end of the Designation Period for such Performance Period. In no event shall the sum of the percentages allocated to Participants exceed the percentage determined in
Section 4 for any Performance Period. The Committee shall set a maximum amount payable (the "Cap") for each Participant, which shall not exceed $3,000,000 per year.

6. PERFORMANCE PERIOD

     The Performance Period as to which awards may be made under this Plan shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year. The Committee may designate Participants for future Performance Period awards not to exceed three such periods (a "Multiple Award Period").

7. PAYMENT OF BONUS AWARDS UNDER THE PLAN

     (a) Following the completion of each Performance Period, the Committee shall certify in writing (i) the amount, if any, of Net Income for such Performance Period and (ii) the bonus awards payable to the Participants.

     (b) Except as provided in Section 8 of this Plan, each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award.

8. DEFERRAL OF PAYMENT OF AWARDS

     At the discretion of the Committee, any Participant, subject to such terms and conditions as the Committee may determine, may elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant's election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

9. SEPARATION FROM THE CORPORATION AND ITS SUBSIDIARIES

     (a) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of the Performance Period, other than due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, shall not be eligible to receive a bonus award for the Performance Period in which such termination of employment occurs.

     (b) Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered shall receive a bonus award which is prorated to the end of the month of cessation.

     (c) Any Participant may designate in writing the beneficiary of the unpaid amount of a bonus award (including the amount of any bonus award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant's estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

10. AMENDMENTS

     The Committee may amend this Plan at any time, provided, that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation or any of its subsidiaries to deduct the compensation which may be paid pursuant to the Plan for federal income tax purposes and, provided, further, that if Section 162(m) of the Code or the Regulations would require stockholder approval of such an amendment in order for payments under the Plan to be deductible then no such amendment shall be effective without such approval.

11. TERMINATION

     The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any earnings thereon, or as provided in Section 9 of this Plan.

12. MISCELLANEOUS

     (a) Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in the Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

     (b) This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

     (c) A Participant may not sell, transfer or assign any right or interest in the Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.

     (d) This Plan shall be governed by and construed in accordance with the laws of the State of Illinois and the applicable provisions of the Code and the Regulations.

13. EFFECTIVE DATE

     This Plan shall be effective as of January 1, 1996, subject to the subsequent approval hereof by the Corporation's stockholders at the 1996 Annual Meeting of Stockholders and, if so approved, shall remain in effect until terminated in accordance with Section 11 hereof.

                       CNA FINANCIAL CORPORATION PROXY

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P           FOR THE ANNUAL MEETING, MAY 1, 1996, CHICAGO, ILLINOIS

R The undersigned hereby appoints L.A. Tisch, J.S. Tisch, and D.H. Chookaszian, or any of them, with full power of substitution, to represent
O and to vote the Common Stock of the undersigned at the annual meeting of stockholders of CNA Financial Corporation, to be held at CNA Plaza, (333
X South Wabash Avenue), Chicago, Illinois, on May 1, 1996, at 10:00 A.M., or at any adjournment thereof as follows:
Y


                        Election of Directors, Nominees:

                        Antoinette Cook Bush, Dennis H. Chookaszian,
                        Phillip L. Engel, Robert P. Gwinn, Edward J. Noha, Joseph Rosenberg, Richard L. Thomas, James S. Tisch, Laurence A. Tisch, Preston R. Tisch, Marvin Zonis.



    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE SIDE
                                                                       4952
/X/  Please mark your votes as in this example.

        This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2 and 3.

--------------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR the Election of Directors and
                            FOR proposals 2 and 3.
--------------------------------------------------------------------------------

                     FOR  WITHHELD                        FOR  AGAINST  ABSTAIN                            FOR  AGAINST  ABSTAIN
1. Election of                        2. Approval of                                 3. Approval of
   Directors                             Incentive                                      Independent
   (see reverse)     / /    / /          Compensation                                   accountants.        / /    / /     / /
                                         Plan.            / /    / /     / /



For, except vote withheld from the following nominee(s):


______________________





SIGNATURE(S)  ____________________________________________ DATE _____________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.